Idearc Media |

The Official Publisher

        |

Of Verizon Print Directories

Application for Directory Advertising

PRODUCT INFORMATION - SUMMARY

Date: August 10, 2007

Customer ID: 1622024448	Canvass Code/Canvass Name: MHP07F /MANHATTAN
Business Name: Gateway Certifications, Inc.	Contact Name: Lawrence Williams
Street: 250 West 57th, Suite 917	Contact Number: (212) 586-6103
City, State, Zip: Manhattan, NY, 10107-0000	Sales Rep Name and Number: JAIRO BAQUERO (212) 209-4800
Main Listed Business Phone: (212) 586-6103	Main Heading: Business Consultants

Product	Estimated Pub Date	Telephone Number	Current Monthly Total	New Monthly Total	Cust Initial
SPPPCYP3	-	(212) 586-6103	$ 0.00	$ 275.00	LW

Total New Charges (all products closed to date)

  $ 0.00

   $ 275.00

x

I Lawrence Williams, Jr. (print name) authorize Idearc Media Corp. (“Publisher”) to publish the advertising described above in the products specified. This Application is subject to the Application for Directory Advertising Terms and Conditions. If Publisher publishes my advertising, I agree to pay Publisher the month rates shown above in accordance with such Terms and Conditions. I warrant that I have full authority to sign for and bind the party listed above to this Application.

Revision or cancellation must be received ion writing at Publisher’s notice address within 14 days of the date of this Application or by the Directory close date, whichever is earlier (Sec. 28, 27(a)). The issue life of a Print Directory and the number of monthly payments may be increased or decreased without notice by up to six months (Sec. 25). Billing may begin before distribution of a Print Directory begins (Sec. 26). Advertising may be automatically renewed if not timely cancelled in writing by Advertiser (Sec. 29). Placement or position of advertising on a specific page or under a specific heading is not guaranteed (Sec. 5). There may be variations in color and image resolution from the Advertising Copy (Sec. 4(e)). Advertiser has received a duplicate copy of the cover section of this Application and the attached Terms and Conditions, which are hereby incorporated into the cover section of this Applications, and has read and understands same. Except as provided in Section 22, any change or addition to, or deletion of, any provision of this Application, including the Terms and Conditions and any pre-printed addendum made a part of this Application, is void.  Terms and Conditions are also available at www.superpages.com/terms.

/s/ Lawrence Williams, Jr.

August 10, 2007

________________________

_______________________

Authorized By – Signature

Date

Lawrence Williams, Jr.

CEO, President

________________________

_______________________

Print Name

Title

CEO, President

________________________

Principal/Owner

Jairo Baquero

_____________________________________

Application Received by Sales Representative

Rev. Dec / 2006

APPLICATION FOR DIRECTORY ADVERTISING

TERMS AND CONDITIONS

GENERAL TERMS AND CONDITIONS APPLICABLE TO PRINT ADVERTISING, ELECTRONIC ADVERTISING, AND NON-DIRECTORY PRODUCT ADVERTISING

    SECTION 1 APPLICATION FOR ADVERTISING Idearc Media Corp. (“Publisher”) has authorized the sales representative identified on the cover section of this Application (“Representative”) to solicit listings and units of advertising in accordance with these terms and conditions. By submitting this Application (and any publisher provided, pre-printed addenda) (collectively, the “Application”) by signing the Application, by oral agreement, or by acknowledgement to a third-party verification service, I am requesting Publisher to publish advertising in the directory or directories that I have selected (“Directory” or “Directories”) or in other non-directory products requested on the cover section of this Application (“Non-Directory Product Advertising”) for the specified issue(s). By submitting this Application, I further request that Publisher publish my advertising in each succeeding issue of a Print Directory until cancelled by me or by Publisher or superseded by a subsequent Application, except that this provision regarding succeeding issues of Print Directories does not apply to limited inventory advertising. The Directory or Directories in which I am requesting Publisher to publish advertising may include (i) one or more print or CD-ROM Directories (“Print Directory” or “Print Advertising”) and (ii) services published on various electronic media, including, without limitation, Publisher’s SuperPages.com® service (“Electronic Directory” or “Electronic Advertising”). Electronic Advertising also includes websites and other electronic advertising items requested on the cover section of this Application whether or not linked to the Electronic Directory. The “Date of the Application” is the date I signed this Application or, if I authorized the advertising covered by this Application by telephone, the date of such authorization. “I” or “Advertiser” means the person who is the subject of the advertising described in this Application. I may be an individual, corporation or other entity or organization.

    SECTION 2 PUBLISHER NOT BOUND TO PUBLISH I understand that this Application is not an agreement by Publisher to publish my advertising and Publisher may choose not to publish my advertising. Publisher may also choose not to publish any Directory. Publisher will have no obligation under this Application until and unless Publisher publishes my advertising (but only as to the advertising published, and in no event will Publisher have any obligation under this Application as to any advertising listed on this Application but not published or as to advertising in succeeding issues that is not published). Publication of my advertising in one issue of a Directory does not obligate Publisher to publish my advertising in any subsequent issue of the Directory. If Publisher does not publish my advertising, it will refund any money I previously paid for the advertising not published and will have no further obligation to me, and I will have no further obligation to Publisher with respect to the advertising not published.

    SECTION 3 PAYMENT FOR ADVERTISING

(a) Late Charges I will pay all charges for advertising in full, without setoff, by the due date. Interest will accrue on all amounts not paid by the due date (including charges accelerated by Publisher as provided below) at a rate of interest equal to the lesser of (i) 18% per annum or, if my charges are billed by the Verizon local exchange carrier, the rate the local carrier applies, or (ii) the highest applicable lawful rate of interest. In the event applicable law provides for an interest ceiling on amounts overdue under Chapter 303 of the Texas Finance Code (as amended, the “Texas Finance Code”), the ceiling will be the “weekly ceiling” as defined in the Texas Finance Code and will be used herein for calculating the highest applicable lawful rate of interest and for all other purposes. In addition, if I do not pay any charges within 30 days of the due date, Publisher may issue a bill for, and require me to pay immediately, all unpaid amounts I owe and will owe for all of my advertising in all Directories for the entire time the Print Directories will remain in circulation and for the entire remainder of the term of this Application with regard to any Electronic Directories. Publisher may require me to pay any collection costs and attorney’s fees incurred by Publisher. Publisher also may remove my advertising from any Print Directory that has not been published or any Electronic Directory, however, I will remain liable for charges for such Electronic Advertising for the term of this Application.

(b) Credit Approval I authorize Publisher to contact from time to time such third parties as Publisher may deem appropriate (including without limitation, any of Advertiser’s banks and creditors and any credit reporting agency) for the purpose of verifying any information provided by Advertiser in connection with this Application  and obtaining credit information regarding Advertiser. Consistent with its privacy policy and applicable law, Publisher has the right, but no obligation, to disclose to third parties, including credit reporting agencies, any or all information it has concerning Advertiser that it deems necessary to assess Advertiser’s credit rating or to report Advertiser’s failure to fulfill its payment obligations under this Application.

(c) Restrictive Covenants and Conditional Endorsements; Application of Payments The acceptance of any payment or instrument marked with any restrictive covenant or other limited or conditional endorsement will not be deemed a waiver of any of Publisher’s rights under this Application. Publisher has the right to apply any payment received from Advertiser to and among all amounts owed by Advertiser, in Publisher’s sole discretion. (d) Billing Party Bills for advertising may be submitted by Publisher, by an Affiliate (as defined in Section 6), or by an unrelated party. I understand my obligations to Publisher, as they may arise throughout the period covered by this Application, will not be enlarged or reduced as a result of any act, or failure to act, by Publisher with respect to billing or by any other billing party pursuant to the terms of its agreement with Publisher pertaining to the submission of bills on behalf of Publisher.

(e) Payment by Credit Card If I am paying with a credit card, if there are any annual, monthly, or similar periodic charges for my advertising, the charges for such advertising will be billed automatically to my credit card at the start of each such period. All charges for advertising to be paid by credit card will be billed to the credit card designated during the application process for such advertising (or any replacement card designated by Advertiser) provided that such credit card is acceptable to Publisher. If I wish to designate a different credit card, or if there is a change in the availability or expiration date of the designated credit card, I must notify Publisher as provided in Section 24. All advertising payments are non-refundable except as expressly set forth in this Application. Advertiser, and not Publisher, is responsible for paying any amounts billed to Advertiser’s credit card by a third party that were not authorized by Advertiser. I represent and warrant that the credit card information that I submit to Publisher is, and during the term of this Application will remain, valid and that I am authorized to use such credit card (provided that I may authorize Publisher to impose such charges against a valid replacement credit card of mine, as to which card this same representation and warranty will apply). In the event that credit card charges are denied for any reason, I agree to pay such charges, together with interest and other applicable charges as provided in this Application, directly to Publisher, and Publisher may suspend my Electronic Advertising and/or terminate this Application in whole or in part.

(f) Co-op Funding I acknowledge that I am responsible for obtaining any available co-op funding that may be available to me and that I am responsible for the entire amount billed to me, even if co-op funding is not received by Publisher.

    SECTION 4 ADVERTISING CONTENT

(a) Advertising Copy “Advertising Copy” means all Advertiser Copy (hereinafter defined) and other content that I provide to Publisher or that is otherwise included in my advertising or on-line business profile, including without limitation content that I authorize or request Publisher to include, or that is submitted on-line by me or any person(s) using my password(s) (“Password User(s)”). I will furnish all Advertising Copy to Publisher prior to the deadlines set by Publisher. Publisher has the right to approve the content, form, size, wording, typography and illustrations of the Advertising Copy. Publisher may change each name, street address, Internet address and telephone number(s) or any other content in the Advertising Copy to conform to Publisher’s standards, practices and policies or to the policies of InterNIC and any third parties upon whose site or network the Advertising Copy may be published by or through Publisher. It is my responsibility to review any Advertising Copy prior to Publisher’s deadlines.

(b) Right to Use Advertiser Copy I represent and warrant that I have the absolute and unrestricted right and authority to use, publish, reproduce, distribute, display publicly, promote, perform, resize, rearrange, modify and create derivative works from any and all content, including all text, graphics, illustrations, symbols, logos, names, addresses, trade names, trademarks, service marks, pictures, photographs or other likenesses of persons (including minor persons), and endorsements provided by me or by a third party on my behalf (“Advertiser Copy”) in any medium and in (or in connection with) any listing or advertisement published under this Application in the way it is used in any such listing or advertisement (or in connection with such listing or advertisement) without the consent or authorization of any other person or entity. I also represent and warrant that (i) I have the right to provide the Advertiser Copy to Publisher and the right and authority to grant Publisher the additional rights afforded by these terms and conditions (including without limitation Sections 4(f), 17, 46, and 47(b)) without the consent or authorization of any other person or entity; and (ii) the exercise of any such rights, licenses, or authorizations by Publisher or its sublicensees will not infringe any copyright or other intellectual property right, or right of publicity or privacy rights of any other person or entity. If my right and authority to use any

Advertiser Copy, or any portion of any Advertiser Copy, changes or any proceedings contesting that right and authority are initiated, I will notify Publisher promptly in writing. I agree that I am solely responsible for the enforcement and protection of any of my intellectual property included in (or in connection with) my advertising.

(c) Advertiser’s Representations I represent and warrant that (i) the statements contained in the Advertising

Copy are truthful and not misleading; (ii) I am authorized to provide the services and products advertised; (iii) the Advertising Copy complies with all applicable laws and regulations; (iv) I have all of the applicable licenses and permits required to provide the goods and services I am advertising (or offering or selling in connection with my Electronic Advertising) in all of the geographic areas covered by the Directory and to advertise under all of the categories or headings under which I am seeking to place my advertising; and (v) I will notify Publisher immediately if I become aware of any facts or circumstances indicating that any of my representations in this Section are, or become, untrue.

(d) Publisher’s Rights in Advertising Copy If Publisher creates or supplies any Advertising Copy for me, I agree that: (i) I am responsible for the content, but that Publisher retains all rights in and/or ownership of any such Advertising Copy and I will not have any right therein except as expressly set forth in this Application; (ii) Publisher reserves the right to supply such Advertising Copy to other advertisers; (iii) I have no right to use advertising developed with content created or supplied by Publisher except in connection with this Application; and (iv) I will not have the right to allow others to use such advertising or any such content. I waive any and all rights of attribution and integrity and other statutory and common law rights of every kind relating to any Advertising Copy.

(e) Appearance I acknowledge that my published advertising may be of a lower quality or otherwise differ from the original Advertiser Copy or from copy layout sheets supplied by Publisher in clarity, color, contrast, focus, size and other features. Publisher has advised me against the use of Advertiser Copy that is unclear, low contrast or otherwise substandard, and I release Publisher from any liability for advertising of inferior quality produced from substandard Advertiser Copy. Small or fine fonts, particularly when used as reverse or color copy, may not always be legible when printed in the Directory. Due to limitations in the printing process, some shifting of color components may occur. I acknowledge that the size, color, font, highlighting and arrangement of enhanced listing items in Electronic Advertising may be adjusted from that appearing in any sales collateral or copy sheet and from web page to web page, and that the associated listing’s enhancements may be omitted (e.g., the listing may appear as a basic listing) as a result of a distribution affiliate’s or user’s applicable hardware, software or system limitations or browser settings or the manner in which the listing is transferred to any third party prior to its display to the user.

(f) Multi-Media Distribution I grant Publisher and its Affiliates the absolute, non-exclusive, irrevocable, royalty- free, worldwide, unrestricted right, license and authority to: (i) use, store, reproduce, publish, publicly perform, display, distribute, manipulate, modify, and prepare derivative works based upon any Advertising Copy, and any changes thereto that I or my Password Users or other agents provide to Publisher, or that Publisher or its agents may otherwise develop or use under this Application, in whole or in part, in such manner, format, and media (including without limitation, microfiche, CD-ROM, print and Internet-based information services owned or operated by Publisher, or which are otherwise powered by any such information service, and during the term of this Application and for as long as any such materials remain in circulation) as Publisher may deem appropriate and for such purposes as it may see fit (including without limitation to provide optimization services in an effort to improve the value of my Electronic Advertising), subject to applicable law, which right, license and authority will be perpetual as to any business name, address, phone number and other basic listing information included in any Advertising Copy; and (ii) grant third parties the right, sublicense and authority to exercise all or any portion of the rights afforded Publisher under this Section 4 and under Sections 17, 46, and 47(b), subject to such terms and conditions as Publisher may deem appropriate, and to grant such third parties the right and authority to grant other third parties the right, sublicense and authority to exercise all or any portion of the rights afforded Publisher under this Section 4 and under Sections 17, 46, and 47(b), subject to such terms and conditions as such third party sublicensor and/or Publisher may deem appropriate. Publisher, its sublicensees, and their sublicensees may use any means of communications or transmission in their exercise of any of the rights and licenses granted above, without limitation.

(g) Advertiser’s Obligation to Verify Information I understand that it is my obligation to verify prior to the close date of each issue of each Directory that the information provided to Publisher on this Application correctly matches the information on file with my telephone company relating to my business telephone service account by contacting the local customer service department of my telephone company.

(h) Advertising Including Information on Pricing and Promotions I agree that, in addition to otherwise complying with all policies, specifications and standards issued by Publisher with respect to pricing and/or discount percentage advertising, I will honor the prices or discount percentages quoted, and any other promise, offer or statement made, in my Print Advertising during the entire circulation period of the Print Directory or until a published expiration date, whichever occurs first, and that I will honor the prices or discount percentages quoted, and any other promise, offer or statement made, in my Electronic Advertising (and on-line changes thereto) until it is removed from the Electronic Directory or until a published expiration date, whichever occurs first. Because I recognize that my advertising may appear in subsequent issues of a Directory, I acknowledge my ongoing obligation to inform Publisher if I wish to change the prices or discount percentages quoted, or other promise, offer or statement made, in my advertising. I agree to inform Publisher prior to the close date(s) for each successive issue of the Directory if I wish to change the prices or discount percentages quoted, or any other promise, offer or statement made, in my advertising.

    SECTION 5 LOCATION OF ADVERTISEMENTS AND HEADINGS

I understand that:

- Publisher will determine all headings and categories that will appear in the Directory and has the right to approve or reject my selection of a heading or category.

- Publisher does not guarantee that my advertising, or the advertising of any other advertiser, will appear on any specific page or position on a page of any Print Directory or under a specific heading or position within a heading in any Print or Electronic Directory.

- Publisher does not guarantee that my advertising, or the advertising of any other advertiser, will appear at any specific place, position, rank, or location on the Electronic Directory page(s) or directory listings for the world wide web (“www”), or at a specific url address on the Internet, or at a specific location within any other Electronic Directory, or that the url or keywords of any advertising will be placed with any particular search engine.

- Headings and categories are included for the user’s convenience, and Publisher does not warrant or guarantee that each advertiser under a given heading or category provides the service or product described in that heading or category or conforms to all applicable legal or regulatory requirements for providing that product or service.

- Publisher’s policies, practices, and procedures regarding the placement, position, or location of advertisements and headings and categories are solely for Publisher’s internal business purposes, and Publisher will not be liable to me for any deviation from such policies, practices, or procedures.

    SECTION 6 LIMITATION OF LIABILITY I understand that, except for my obligations to pay expenses and damages under Section 10 and any additional obligations in any addendum to this Application: (1) the total amount of damages that Publisher may recover from me related to this Application will not exceed the sum of the charges owed for the items of advertising at issue, plus late charges and other costs payable under Section 3; and (2) Publisher agrees to waive any claim for damages to the extent such damages exceed this amount. I agree: (1) that the total amount of damages related to this Application that I may recover from Publisher, any Affiliate (defined below), any agent of Publisher, any party that provides fulfillment or other services related to this Application, and any Third Party Distribution Contractors (defined below) (together, the “Indemnified Parties”) will not exceed the lesser of (a) the amount (as determined by Publisher) by which the value of the item of advertising at issue was decreased or (b) the sum of the charges I have paid for the items of advertising at issue (the lesser amount being referred to as the “Liability Cap”); and (2) to waive any claim for damages to the extent such damages exceed the Liability Cap. Publisher may provide free advertising in lieu of a credit to Advertiser’s account. Publisher will have no liability for any error, omission, or default with regard to items for which no charge is assessed. The limitation of liability in this Section 6 will apply to the full extent permitted by law. Further, it will apply to any claim that I may have against any of the Indemnified Parties. Because some jurisdictions do not allow the exclusion or limitation of liability for certain damages, the limitation of liability may not apply. “Affiliate” means Idearc Inc., any of its subsidiaries and/or any of its affiliates. “Third Party Distribution Contractors” means third parties for whom Publisher provides a co-branded or private-label directory or through whom Publisher otherwise provides its directory services. The claims covered by this limitation of liability include, but are not limited to: any claims based on contract violations, torts (such as negligence or strict liability) or any other legal or equitable ground; any claims for lost business revenues, profits or the cost of other forms of advertising; any claims based on any error or omission in my advertising; and any claims based on inaccessibility, interruptions, delays, defects, deletion of files or email, viruses or any failure of performance of Publisher. In no event will any Indemnified Party be required to correct, or to give any special notice regarding, any error or omission in any Directory. If I do not desire to be bound by the Liability Cap, I understand that I can increase the Liability Cap with regard to paid advertising by agreeing to pay additional charges, which will be determined by mutual agreement between me and Publisher. If Publisher and I agree to, and I pay, these charges, the Liability Cap described in this Section 6 will not apply, but I will be bound by the higher Liability Cap that I agree to with Publisher. Advertisers interested in obtaining additional information should contact Publisher’s Customer Service Office at (800) 555-4833.

    SECTION 7 WHEN I MUST BRING ANY CLAIMS Advertiser and Publisher agree that they have a mutual interest in resolving any disputes promptly. Therefore, if I believe I have a claim against any of the Indemnified Parties related to any Directory, I must make my claim while the issue of the Print Directory related to the claim is in circulation or, in the case of Electronic Advertising, within one year of the Date of the Application for the advertisement which is the subject of my claim. I agree that this provision applies to any claims I may have against any of the Indemnified Parties related to my advertising, including any claim based on any error or omission in any advertisement. All claims against any of the Indemnified Parties Contractor must be in writing and must be mailed to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or faxed to Publisher at (972) 453-6764 before expiration of the periods referenced above.

    SECTION 8 LITIGATION; ARBITRATION In any legal proceeding relating to this Application, including an action in court and an arbitration, Publisher and I agree to waive any right we may have to participate in any class, group, or representative actions and further agree to waive any right we may have to a trial by jury. Publisher may bring an action in court to collect amounts due under Sections 3 (Payment for Advertising), 25 (Amount of Payment) and 32 (Amount of Payment), and I may bring an action in court to recover amounts I have paid under this Application. All other disputes between myself and Publisher and/or any of Publisher’s officers, directors, employees or Affiliates that cannot be settled by amicable agreement concerning or arising from or in connection with (i) this Application, (ii) the construction, performance or breach of these terms and conditions and any modifications thereof, (iii) any transactions between myself and Publisher, including but not limited to any accounts I maintain with Publisher, any advertising that Publisher publishes or does not publish for me, and any statements that I or Publisher make to one another in connection with our transactions, or (iv) any issues as to whether a dispute is to be arbitrated between us, whether such disputes arose prior to, on or subsequent to the Date of the Application, will be referred by the aggrieved party to arbitration under the rules of the American Arbitration Association, and such party will give written notice of arbitration to the other. Notice to Publisher must be mailed to Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or faxed to (972) 453-6764 before expiration of the periods referenced above. I understand that I may obtain arbitration rules and fee information from the American Arbitration Association (www.adr.org) or from Publisher. Publisher and I acknowledge that Advertiser’s use of Publisher’s services evidences a transaction in interstate commerce and that the United States Arbitration Act and federal arbitration law will govern the interpretation, enforcement, and proceedings pursuant to this Section 8. Publisher and I also agree that the arbitrator may not award multiple or punitive damages, except as may be required by law. If the law prohibits a claim from being arbitrated, Publisher and Advertiser agree to arbitrate any related claims before proceeding in court. If our agreement, as set forth in this Section 8, to waive any rights we may have to participate in a class, group, or representative action is deemed unenforceable, then Publisher and I agree that any claim seeking relief on a class, group, or representative basis will be filed and tried in a court of competent jurisdiction and will not be subject to arbitration. If it becomes necessary for one party to commence any arbitration, litigation, or collection action against the other, the prevailing party in such action will be entitled to recover all costs, including reasonable attorneys’ fees, expert witness fees and in-house counsel costs associated with the action. I must commence any arbitration or litigation against any of the Indemnified Parties within two years after the last day of the month in which the advertising to which my claim relates was published.

    SECTION 9 DISCONNECTION OF ADVERTISER’S PHONE NUMBER The change or disconnection of a phone number or Internet address or the sale of the assets or business described in my advertising does not release me from any of my obligations under this Application. However, if prior to any failure on my part (a) to pay any amount when due or (b) to comply with any other obligation that exists or may arise under this Application, I provide proof to the satisfaction of Publisher that: (1) no phone number, street address or Internet address identified, referred to or used in any way in connection with my advertising (and of all successors, assigns and parties affiliated with, or related to, me) continues to be used in connection with the business or its assets; (2) the business (and any successor, affiliated or related business) to which my advertising relates (or may relate) has ceased operation and has not and will not be reestablished during the circulation period of the applicable Directory or Directories; and (3) neither I nor any successors, assigns or parties affiliated with, or related to, me will receive, directly or indirectly, any further benefit from the advertising, then I will no longer be obligated to Publisher for any monthly charge for which I would otherwise become obligated beginning with the month following the month in which Publisher accepts my proof as satisfactory.

    SECTION 10 ADVERTISER WILL PAY PUBLISHER’S DAMAGES To the full extent permitted by law, I will pay any expenses or damages incurred by any of the Indemnified Parties, including all of its attorney’s fees and expenses, which expenses or damages result from claims brought by other parties regarding (a) the publication of advertising as requested by this Application or in accordance with my Advertiser Copy (or changes to any Advertising Copy Advertiser or any Password User makes or requests) or the content on or the operation of any website(s) included in my advertising or to which my advertising links, (b) any breach of any of my obligations, representations, warranties or covenants under this Application, (c) any communications through any Electronic Advertising (or any service ancillary thereto) or any collection or use of information obtained from end users of any Electronic Advertising (or any service ancillary thereto), (d) any survey, contest, sweepstakes or other promotion, activity, event or interactive feature which is posted, displayed, promoted or otherwise referenced on, offered in connection with, or related to any Electronic Advertising, (e) transactions initiated through any Electronic Advertising (including without limitation, any taxes (or tax rates) or shipping and handling charges applied thereto), (f) payment processing services provided by any third party, or (g) any agreement or arrangement between Advertiser and any third party (including without limitation any agreement(s) between Advertiser and a third party payment processing company). I will be obligated by this Section even after the Directories in which my Print Advertising is published and the publication(s) in which my Non-Directory Product Advertising is published are no longer in circulation and even after my Electronic Advertising has been cancelled or terminated.

    SECTION 11 NO APPROVAL OR ENDORSEMENT BY PUBLISHER I understand that Publisher does not approve or endorse (a) any product or service described in my advertising or any other advertising it publishes, or (b) any user review of such products or services. I will not make any representation that Publisher does approve or endorse any product or service. I also understand that Publisher may publish advertising (including limited inventory advertising) of any other advertiser in any Directory at any time, including without limitation under any heading, position within a heading, or other location in any Print Directory and under any category or at any place, position, rank or location within any Electronic Directory.

    SECTION 12 PUBLISHER’S COPYRIGHT IN DIRECTORY I agree that Publisher owns the copyright in each Directory and all copyrighted portions of each Directory.

    SECTION 13 SUCCESSORS; ASSIGNMENT This Application will be binding on and inure to the benefit of me and my successors. Publisher may assign this Application. I may not assign any of my rights or delegate any of my duties under the Application without prior written consent of Publisher.

    SECTION 14 WAIVER OF RIGHTS Except as otherwise set forth in this Application (including the provisions of Section 7), neither Advertiser nor Publisher will lose any of its rights under this Application even if it does not enforce a right or delays in enforcing a right.

    SECTION 15 DISCOUNTS AND PROMOTIONS Publisher may create, revise or cancel a discount or promotional offering at any time. No discount offered regarding the current issue of any Print Directory will obligate Publisher to offer any discount for a subsequent issue and no discount offered regarding any Electronic Directory will obligate Publisher to offer any future discounts or promotional offers.

    SECTION 16 REVIEW OF PROOFS Publisher may provide me with proofs of new display advertisements for review. I may correct inaccuracies in these proofs up to the deadline set by Publisher. Publisher may require that I sign a proof sheet to approve my advertising before publishing the advertising. However, Publisher may publish my advertising without approval of such proof sheet. Additional charges may apply to any changes I request to any Electronic Advertising.

    SECTION 17 LINKS If my advertising contains links, I hereby: (a) grant to Publisher and its sublicensees a royalty-free unrestricted right and license to establish such links and to link users of my advertising to the website (s) designated in my advertising and to cause the link(s) to open new browser window(s) and publish the website (s) designated by such link(s) within such window within my advertising; and (b) represent and warrant that (i) I have the right and authority to grant the foregoing right and license and that the foregoing does not infringe on any copyright or any other right of any other person, and (ii) all copy and content of all websites to which my advertising links complies in all respects with all applicable laws and regulations.

    SECTION 18 PUBLISHER MAY ACT AS SALES AGENT I understand that Publisher may be acting as a sales agent for another publisher. If Publisher is acting as a sales agent for another publisher, I agree that my contract is with the true publisher of the publication in which my advertising appears and that Publisher will not be liable for any damages related to such advertising. In addition, I agree that, if I attempt to bring any claim against any of the Indemnified Parties related to such advertising, such Indemnified Party will also be entitled to assert any defense that the Publisher is provided in this Application, including without limitation the Sections addressing Limitation of Liability (Section 6), When I Must Bring Any Claims (Section 7), Litigation; Arbitration (Section 8), General Disclaimers (Section 20), Publisher’s Obligations (Section 27) and Additional Disclaimers (Section 41).

    SECTION 19 GOVERNING LAW Advertiser and Publisher agree that this Application and all disputes relating to this Application will be governed by and interpreted according to the laws of the State of Texas as applied to agreements entered into and to be performed entirely within Texas between Texas residents. Venue as to any action or proceeding initiated by either party will be proper in Dallas County, Texas.

    SECTION 20 GENERAL DISCLAIMERS Publisher disclaims any obligations and warranties, whetherexpress or implied, that are not expressly set forth in this Application, including without limitation:

- Publisher does not warrant that the advertising will be published without error or omission;

- Publisher disclaims any warranty of merchantability or fitness for a particular purpose; and

- Publisher does not warrant the number of responses to my advertising, any other business benefit or the suitability of my advertising for any business purpose.

- Publisher may change the content, form or appearance of any Directory at any time, including but not limited to removing, reducing or expanding white pages listings or sections and introducing new products that may result in a change in the position of advertising in a Directory. Publisher may also change the geographic area or areas covered by the listings in, or the distribution of, any Directory. Certain jurisdictions do not allow the exclusion of implied warranties, so the exclusion of implied warranties may not apply to you.

    SECTION 21 FORCE MAJEURE Neither Advertiser nor Publisher will be in breach of its obligations under this Application (other than obligations to pay monies due) in the event that, for cause or causes beyond its reasonable control, such party is unable to perform, in whole or in part, any one or more of its obligations under this Application. Such causes will include, but not be limited to, labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain materials or services, technical failure or difficulties, problems or interruptions with the Internet, computer viruses, snow storms, hurricanes or other acts of God, insurrection, or any other cause not within the reasonable control of Publisher or Advertiser.

    SECTION 22 ENTIRE AGREEMENT; SEVERABILITY This Application (including all Publisher-provided, preprinted addenda) describes the entire agreement between Publisher and Advertiser and supersedes any other oral or written agreements regarding the Print, Electronic, and/or Non-Directory Product Advertising listed on the cover section of this Application, except for any increase in the limitation of liability agreed to in writing by both parties in accordance with Section 6. Neither Advertiser nor any agent of Publisher, including the Representative, may amend these terms and conditions or any pre-printed addendum or add any provision to or delete any provision from this Application or any addendum, and any such amendments, additions or deletions are void, except that the representative may modify the Initial Term of Advertiser’s Electronic Advertising by writing on the cover section of this Application. Except as provided in this Section, no oral or written representation made by the Representative or other person that purports to modify this Application is binding on Publisher. Advertiser confirms that Advertiser has not relied upon any such representation in entering into this Application. Publisher’s imaged copy of this Application will be deemed a duplicate original for evidentiary purposes. If any provision of this Application is held by a court, regulatory agency, or arbitrator of competent jurisdiction to be unenforceable, the rest of this Application will remain in full force and effect and will not be affected.

SECTION 23 AUTHORITY The person signing on behalf of Advertiser on the cover section of this Application, or otherwise authorizing the placement of advertising, hereby certifies that he or she is either Advertiser or that he or she has been lawfully authorized to sign this Application and authorize the placement of advertising on behalf of Advertiser.

SECTION 24 MISCELLANEOUS Any notice to Publisher required or permitted to be given to Publisher under this Application must be in writing and given to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax to (972) 453-6764. I understand that Publisher may desire to contact me regarding my current advertising or offers of advertising, and I expressly consent to all such contacts, whether by live or recorded telephone message, United States mail or other mail, facsimile or email, addressed in accordance with the information I have provided on this Application or have otherwise provided to Publisher. I expressly consent to any monitoring or recording of my telephone conversations with Publisher or its agents. I agree not to use any trademark, trade name, trade dress or any name, picture or logo that is commonly identified with Publisher or any Affiliate, or from which any association with Publisher or any Affiliate may be inferred or implied, in any manner (including without limitation in any press release or other public announcement) without the prior written permission of Publisher or such Affiliate, except as expressly set forth in this Application.

ADDITIONAL TERMS APPLICABLE TO PRINT ADVERTISING

    SECTION 25 AMOUNT OF PAYMENT If Publisher publishes my Print Advertising, I promise to pay to Publisher the monthly rates listed on the cover section of this Application for the number of months each issue of each Directory covered by this Application is in circulation rounded to the nearest month. If my advertising is automatically renewed for subsequent issues in accordance with Section 29, I agree to pay for subsequent issues at the then current undiscounted rates for the number of months the subsequent issue is in circulation. I will also pay any taxes due on my advertising. The number of months a Directory is in circulation will be measured beginning on the first day Publisher begins distributing the Directory and ending on the first day Publisher begins distributing the next issue of the Directory. Directories typically remain in circulation for 12 months, but Publisher may, at any time and without notice to me, increase or decrease the number of months that any Directory remains in circulation by up to six months. If Publisher increases or decreases the number of months the Directory remains in circulation, the number of months of advertising I must pay for will increase or decrease accordingly.

    SECTION 26 BILLING Publisher may, in its sole discretion, require partial or full payment for my advertising before it is published. Otherwise, Publisher usually will bill me monthly for the number of months the Directory is in circulation for the applicable advertising charges as provided in Section 25. However, Publisher may agree to or require other billing arrangements at its discretion. Monthly billing may begin before distribution of a Print Directory begins and may continue after distribution of the next issue of the Print Directory begins. I will pay all bills for advertising by the due date on the bill.

    SECTION 27 PUBLISHER’S OBLIGATIONS If Publisher publishes my advertising in a Directory, Publisher will include my advertising in every copy of the applicable issue of that Directory which is published. Publisher will make general delivery of the Directory in accordance with Publisher’s business practices. Publisher does not guarantee that every current or new area resident and business will receive a copy of the Directory, or that every Directory printed will be distributed. I understand that certain multi-unit buildings are not open to the general public, and that Publisher may not be able to distribute the Directory to some or all of the residents and businesses in such buildings. Without limiting the scope of the general disclaimers in Section 20 above,

- Publisher also does not warrant the following:

- Publisher does not warrant that a Directory will be published in a particular month;

- Publisher does not warrant any particular method of distribution or that the distribution of any Directory will begin or end on a particular day; and

- Publisher does not warrant the specific number or percentage of residences or businesses that will receive or use a Directory or that will view any heading or advertising.

    SECTION 28 REVISIONS AND CANCELLATIONS If I wish to revise or cancel my advertising in the issue(s) specified on the cover section of this Application, I must do so by giving written notice to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax to (972) 453-6764 no later than 14 days from the Date of the Application or by the applicable close date, whichever is earlier. For subsequent issues, I must give written notice of revisions or cancellation to Publisher at the address or fax number set forth in this Section 28 by the close date for such issues, which date may be obtained by calling Publisher’s Customer Service Office at (800) 555-4833.

    SECTION 29 AUTOMATIC RENEWAL If Publisher does not receive written notice of cancellation in accordance with Section 28 and Publisher elects to publish my advertising in subsequent issues of the Directory, I agree to pay Publisher as provided in Section 25 and that the then current version of the terms and conditions will apply to such advertising. Notwithstanding the foregoing, Publisher will have no obligation to automatically renew my advertising or to notify me that my advertising will not be renewed. Limited inventory advertising will not be automatically renewed and requires a new Application and applicable addendum.

ADDITIONAL TERMS APPLICABLE TO COMPANION DIRECTORIES

    SECTION 30 COMPANION DIRECTORY A “Companion Directory” means a compact-sized, companion Print Directory intended for portable use by targeted users of a corresponding full-sized Print Directory or group of Print Directories (whether one or more, the “Core Directory”). Advertiser acknowledges and agrees that:

(a) Advertiser accepts responsibility for selecting Advertising Copy that is appropriate for a compact-sized directory. Advertiser acknowledges that any proof sheet provided by Publisher may not reflect the actual size of the advertising and that a reduction in the size of the advertising may affect its appearance.

(b) Advertiser understands that the Companion Directory: (i) may lack some of the features of, or otherwise differ from, the Core Directory; (ii) may not contain the same white pages listings as the Core Directory; and (iii) may not be distributed along with every copy of the Core Directory, but instead may be distributed on a limited, targeted basis. Publisher makes no representation or warranty regarding the specific number of distributed copies of the Companion Directory or the scope of such distribution.

(c) Advertiser understands that Publisher does not guarantee that Advertiser’s advertising will appear on any specific page or position on a page of the Companion Directory or in particular, that Advertiser’s advertising will appear on the same page or position on a page as such advertising appears in the Core Directory.

ADDITIONAL TERMS APPLICABLE TO ELECTRONIC ADVERTISING

    SECTION 31 ADVERTISER COPY I agree to provide Publisher with Advertiser Copy for Electronic Advertising (including websites) no later than 10 days from the Date of the Application. With respect to website advertising, if I do not provide Publisher with Advertiser Copy (or such other information related to my Electronic Advertising as Publisher may require) by this deadline, Publisher may, but will have no obligation to, publish an incomplete or “under construction” website (which may include some Advertising Copy), and such incomplete or “under construction” website will be considered Electronic Advertising for all purposes under this Application.

    SECTION 32 AMOUNT OF PAYMENT If Publisher publishes my advertising, I promise to pay to Publisher the rates listed on the cover section of this Application for the Initial Term (Section 35) and the then current undiscounted rates for any additional period of advertising (Section 36). Monthly rates will be rounded to the nearest month. I will also pay any taxes due on my advertising. Advertiser acknowledges and agrees that the rates for Electronic Advertising shown on the cover section of this Application do not include any facilities or services for access or interconnection to the Internet, or any consulting or technical services or changes to Advertising Copy other than those changes, if any, included in the standard pricing for such items. Advertiser further agrees to pay for any additional services provided by Publisher according to Publisher’s then current undiscounted rates and charges for such additional services within 30 days from the date of Publisher’s invoice.

    SECTION 33 BILLING Publisher may require partial or full payment for my advertising before it is published, in its sole discretion. Otherwise, Publisher usually will bill me monthly for the advertising charges on the cover section of this Application. However, Publisher may agree to or require other billing arrangements at its discretion. I will pay all bills for advertising by the due date on the bill.

    SECTION 34 PUBLICATION I understand that Publisher cannot guarantee the number of people who will view my Electronic Advertising. Accordingly, Publisher will be deemed to have published my Electronic Advertising if it includes my advertising in the SuperPages.com database or otherwise hosts the advertising so that it is accessible to Internet users through the SuperPages.com service in response to appropriate queries (or through links on pages displayed in response to appropriate queries). I understand that Publisher may change the specifications of my Electronic Advertising at any time upon written notice. In the event such change is material to my Electronic Advertising, notwithstanding anything in Section 37 (Cancellation/Suspension) to the contrary, I may cancel such advertising as my sole remedy by providing Publisher with written notice of cancellation at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax to (972) 453-6764 immediately upon receipt of Publisher’s notice of changes. In no event will a change in specifications that affects placement or rank of my advertising be considered a material change. Publisher reserves the right to truncate, edit, refuse, reject or exclude from any use in connection with the Electronic Advertising, any content obtained or links established pursuant to the licenses granted Publisher in Sections 4(f), 17, 46, and 47(b). Publisher may (but is not obligated to) make the SuperPages.com Electronic Directory available, in whole or in part, to end users through various additional applications, facilities, websites and web services, including without limitation (i) other websites owned and/or operated by Publisher, (ii) extensions of Publisher’s websites (including, without limitation, those containing co-branded or private label versions of Publisher’s directory service), (iii) any additional sites Publisher directly or indirectly employs from time to time in its provision of the Electronic Directory to end users of other commercial applications, websites and web services, which are owned, hosted or provided by third parties to whom Publisher has agreed to provide Electronic Directory services, and (iv) any other applications, media and communications channels and protocols of any kind, mechanisms and facilities Publisher employs from time to time in the provision and delivery of the Electronic Directory to end users (collectively, the “Additional Applications”). I agree that Publisher and its Third Party Distribution Contractors may utilize search algorithms (and/or other methods) to map end user search terms to categories and keywords selected by me and that the search terms in response to which my Electronic Advertising may appear on the Electronic Directory or Additional Application(s) (or any portion thereof) may differ from the specific categories and keywords I have selected.

    SECTION 35 INITIAL TERM Subject to the provisions of Section 37 (Cancellation/Suspension) and, except as otherwise expressly set forth on the cover section of this Application and approved by Publisher, the initial term (“Initial Term”) of each item of my Electronic Advertising listed on the cover section of this Application will be one year beginning on the date Publisher publishes such item. If, during the Initial Term, I select any upgrade to the placement, appearance, or reach of my Electronic Advertising, I acknowledge that I will be required to sign a new application and that a new one year Initial Term for such upgrade and the original item of Electronic Advertising to which such upgrade applies will begin when Publisher publishes such upgrade and original item.

    SECTION 36 AUTOMATIC RENEWAL My advertising will continue to be published in the Directory and this Application will renew automatically after expiration of the Initial Term on a month to month basis, subject to the provisions of Section 37 (Cancellation/Suspension). I agree to pay Publisher for my advertising for any additional months after the Initial Term at the then current undiscounted rates and pursuant to the then current terms and conditions unless I cancel my advertising, or Publisher cancels my advertising, in accordance with Section 37.

    SECTION 37 CANCELLATION / SUSPENSION

(a) If I wish to cancel my Advertising for the Initial Term I must do so by giving written notice to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax to (972) 453-6764 within 14 days from the Date of the Application. If a written cancellation notice is received after this deadline, the cancellation will not be effective until the end of the Initial Term.

(b) If I wish to cancel my Advertising after the Initial Term, I must do so by providing written notice to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax to (972) 453-6764 at least 14 days before the end of the final month of my advertising.

(c) In the event I cancel my advertising, I will remain liable for the payment of all charges incurred through the final month of my advertising.

(d) Publisher may cancel any or all of my advertising without notice at any time in its sole discretion for any reason, including without limitation, if Publisher concludes that: (i) I am in breach of any term of this Application; (ii) my advertising might be obscene or indecent; (iii) my advertising might violate a third party’s intellectual property or I am a repeat infringer; or (iv) my advertising might be legally actionable or otherwise objectionable for any reason.

(e) If Publisher determines, in its sole discretion, that I have violated any of my obligations under, or any of the rules set forth in, this Application, then Publisher may temporarily and/or permanently suspend its provisioning of, my access to and/or my ability to use my Electronic Advertising, in whole or in part, without prior notice. However, in no event will Publisher have a contractual obligation to undertake or refrain from undertaking any particular course of conduct.

    SECTION 38 SECURITY / ELECTRONIC TRANSACTIONS I agree that no one other than Publisher or Publisher’s agent may modify any Directory, any portion of any Directory or any other website related to this Application, and that no one other than Publisher or Publisher’s agent may provide any additional service or services in relation to any Directory, any portion of any Directory or any other website related to this Application (except that Password Users may make changes to advertising to the extent permitted by Publisher in its sole discretion). I acknowledge that I am responsible for maintaining and ensuring the security of any and all passwords

I obtain from Publisher or its contractor in connection with my Advertising, and that I will be directly responsible for all conduct, acts or omissions on the part of any Password Users. Advertiser acknowledges and agrees that Password Users may be called upon to indicate their consent or agreement through their conduct online. I acknowledge and agree that the conduct of any Password Users in clicking on any on-screen buttons, or engaging in any other similar conduct, will be legally sufficient for all purposes to bind me, to the same extent as though evidenced by my original signature. I hereby waive all claims or defenses, known or unknown, now existing or hereafter arising, which are inconsistent with the foregoing acknowledgements, including without limitation, any claims and defenses that any Password User(s) lacked proper authority to bind me, or were otherwise acting outside the scope of its authority. Publisher may revoke my password or deny me or any Password User access to any back office functionality, in whole or in part (including without limitation the website edit tool) at any time in Publisher’s reasonable discretion. I acknowledge that the server space upon which Electronic Advertising is hosted, and the Internet connections through which any transactions are conducted in connection with e-commerce enabled advertising, will be unsecure, unless otherwise indicated by Publisher in writing.

    SECTION 39 DOMAIN NAMES I authorize Publisher to host any website Electronic Advertising requested under this Application at any extension or subdomain of any of Publishers’ Internet domains which Publisher deems appropriate (e.g. http://www.supersite.com/ [advertiser].htm). I understand that I may only use any such extension or subdomain name for the limited purpose of promoting my Electronic Advertising during the term of this Application or for so long as Publisher uses it in the hosting of the website, whichever is earlier. At my request, Publisher may, but is not required to, assist me in obtaining and/or managing a custom domain name to use in connection with the Electronic Advertising subject to this Application (e.g. www.[advertiser].com). Publisher may, but will have no obligation to, assume the administrative responsibilities, in whole or in part, of any such custom domain name(s). I acknowledge that I am solely responsible, however, for conducting any trademark searches and other similar activities which may be necessary or appropriate in relation to the selection, evaluation and  appropriateness of any custom domain name(s) which I may request Publisher to assist me in registering, and that Publisher will have no liability or obligation to me whatsoever in the event of any third party claims against me relating to the registration and/or use of any such custom domain name(s). I agree to pay any and all charges imposed by the domain name registrar in connection with the registration or renewal of custom domain names. Domain name registrations are not perpetual, but must be renewed periodically. Publisher may cancel or refrain from renewing any domain name(s) used in connection with my Electronic Advertising and will have no obligation to pay any registration renewal fees in the event that: (1) I do not pay Publisher for the Electronic Advertising in a timely manner, (2) I do not renew the Electronic Advertising upon the expiration of this Application, or (3) I do not affirmatively notify Publisher in writing of my desire to either cancel or renew the domain name upon the expiration of the initial domain registration or any subsequent renewal thereof. Upon my written request to Publisher at Idearc Media Corp., P.O. Box 610609, D/FW Airport, TX 75261 or by fax at (972) 453-6764, with a copy via email to urlmanagement@idearc.com, Publisher will make a commercially reasonable effort to change all or any portion of the administrative contact information (i.e. address, telephone number and/or email address) in accordance with such request. In the absence of any such written request, Publisher may change any of the contact information to information previously provided to Publisher and may delete any contact information relating to Publisher. I waive any and all claims that I may have, or which may later arise, known or unknown against Publisher, for any loss, damage, claim or expense arising out of, or related to, the acquisition, evaluation, registration, administration, or use of any custom domain name(s) used in connection with my Electronic Advertising. I further covenant and agree that I will not include or reference any domain name(s) or URL(s) associated with Electronic Advertising provided under this Application in any email that: (a) violates any applicable law or regulation, (b) violates any operating rule, policy or guideline of any on-line service provider or interactive service, including any of Publisher’s rules, policies or guidelines, or (c) which constitutes “Spam,” “junk mail,” “flaming,” “chain mail” or any unsolicited mass distribution of email.

    SECTION 40 PAYMENT PROCESSING I acknowledge and agree that Publisher has no obligation to provide online or off-line payment processing services (including, without limitation, credit card or alternate payment processing services) under this Application or to otherwise integrate any third party payment processing services with any Electronic Advertising provided under this Application. Any request by me (or any third party, including a payment processing company, on my behalf) to integrate any third party payment processing service with any Electronic Advertising (a) will be binding on Publisher only if and when Publisher (or such third party as Publisher may designate) performs such integration services, and (b) constitutes my authorization for Publisher (and any third party contractor of Publisher) to take any and all steps that Publisher deems necessary for the use of such payment processing service in connection with any Electronic Advertising, including without limitation, steps to link or otherwise connect my Electronic Advertising with my merchant account or similar account with the payment processor, financial institution, and/or any other third party designated by or on behalf of Advertiser. In the event that Publisher (or such third party as Publisher may designate) performs such integration services, I agree to execute such additional agreement(s) as Publisher or the third party payment processing service may request (which, in the case of the latter, I acknowledge would be solely between me and third party(ies)), and I acknowledge that I will be solely responsible for the payment of any and all amounts payable to such third party(ies), which will be in addition to any charges payable to Publisher under this Application. I further acknowledge and agree that Publisher makes no warranties, and that neither Publisher nor its contractors will have any liability to me whatsoever, with respect to any payment processing services provided by any third party or any transactions attempted or completed through my Electronic Advertising, and I waive and release Publisher and its contractors from any and all claims related thereto. I further agree that Publisher makes no warranties, and that neither Publisher nor its contractors will have any liability to me whatsoever, with respect to any taxes (or tax rates) or shipping and handling charges or calculations applicable to or provided in connection with any transaction through any Electronic Advertising, and I waive and release Publisher and its contractors from any and all claims related thereto. I acknowledge that it is my responsibility to seek advice from a professional tax advisor regarding tax rates applicable to transactions through my Electronic Advertising and any transaction capability that may be contemplated for my Electronic Advertising. I covenant and agree that I will not violate any federal, state or local laws, regulations, statutes or ordinances of any kind in connection with any payment processing services provided hereunder (including without limitation any transactions attempted or completed through the Electronic Advertising).

    SECTION 41 ADDITIONAL DISCLAIMERS Without limiting the general disclaimers in Section 20 above,

Publisher also does not warrant the following:

- Publisher does not warrant that my advertising will be published or withdrawn on a particular day;

- Publisher does not warrant that a specific number of persons will access or download the Directory, any portion of the Directory, any heading or any advertising (and does not otherwise warrant the effectiveness of any Electronic Advertising or any service ancillary thereto);

- Publisher does not warrant that the SuperPages.com service, any Electronic Advertising or any service ancillary thereto will be uninterrupted or error free and does not warrant any connection to or transmission over the Internet;

- Publisher does not warrant that my advertising will be placed on any co-branded or private label version of Publisher’s Electronic Directory (or any other version provided through a Third Party Distribution

Contractor);

- Publisher makes no warranties and will have no liability regarding services provided by third parties (including without limitation any Internet service provider or local exchange carrier).

    SECTION 42 EXPORT COMPLIANCE Advertiser will comply with all applicable export laws, and will and does hereby agree to indemnify, defend and hold the Indemnified Parties (and their respective officers, directors, employees, successors and assigns) against any and all claims, demands, causes of action, damages, costs, expenses, penalties, losses and liabilities incurred or to be incurred by any such party (including but not limited to costs of defense, investigation and reasonable attorneys’ and other third party fees and, to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against any such party) arising out of, resulting from or related to any breach of such obligation. Advertiser represents and warrants that it is not a prohibited entity on any governmental export control list and will notify Publisher immediately in the event that it is placed on any export control list. Advertiser acknowledges and agrees that (a) Publisher is not a party to any transactions through my advertising and is not responsible for, and will have no liability for, compliance with export control laws in relation to any such transactions, and (b) Advertiser is solely responsible for obtaining legal advice with respect to such matters.

    SECTION 43 NO SPAM POLICY I will not use my Electronic Advertising for the posting or sending of single or bulk unsolicited commercial advertising, unsolicited commercial email, information, announcements, or other messages (including without limitation “junk mail” or “chain letters”), or any other unsolicited distribution commonly considered to be “Spam.” Publisher may, at its sole discretion, use various approaches to detect, manage, and eliminate Spam from my Electronic Advertising, including without limitation, automated and manual monitoring of all requests entered through my Electronic Advertising.

    SECTION 44 RULES I agree that I will be in default of my obligations under this Application if I breach any of my material obligations under this Application, or if I otherwise:

(a) Use my Electronic Advertising for any purpose in violation of local, state, national, or international laws;

(b) Provide false information on my registration form or impersonate any person;

(c) Post material that infringes on the intellectual property rights of others or on the privacy or publicity rights of others;

(d) Post or transmit any information, data, text, files, links, software, chat, communication, or any other materials that are unlawful, harmful, threatening, abusive, invasive of another’s privacy, harassing, defamatory, slanderous, vulgar, obscene, hateful, racist, embarrassing or otherwise objectionable to any other person or entity as determined by Publisher in its sole discretion;

(e) Post improper responses;

(f) Stalk, harass, or otherwise harm others;

(g) Distribute viruses, corrupted files, or any other similar software or programs that may damage the operation of another’s computer;

(h) Collect or store personal data about other users of my Electronic Advertising;

(i) Use the Electronic Advertising to induce, entice, solicit, recruit, lure, or to attempt to induce, entice, solicit, recruit, or lure users to another website which, in Publisher’s determination, is a competitor of all or any part of SuperPages.com;

(j) Engage in any other conduct that inhibits any other person from using or enjoying SuperPages.com and/or my Electronic Advertising;

(k) Engage in any other behavior on SuperPages.com and/or the Electronic Advertising, which in Publisher’s sole discretion negatively affects the user experience or is otherwise unacceptable.

    SECTION 45 PRIVACY POLICY; USER DATA Publisher will post on its SuperPages.com website, and Advertiser will post on its website, their respective privacy policies. Each party will own the data it collects about users from sites it hosts and from servers it owns or operates, and all rights associated therewith.

    SECTION 46 ADDITIONAL LICENSE I grant Publisher a royalty-free, worldwide right and license in connection with the publication of my Electronic Advertising, solely for those purposes described in this Application, to access, index, cache, and display (in connection with my Electronic Advertising) the website(s) to which the Electronic Advertising links and the websites which a user can access from the websites to which my Electronic Advertising links, or any portion thereof, including by any automated means such as web spiders or crawlers, including the right to create and display copies of any text, graphics, images, audio, video, and all other material included on such websites or portions thereof and the right to create and display thumbnail and full-scale copies of any images or video included on such websites.

ADDITIONAL TERMS APPLICABLE TO THE CLICK TO CALL SERVICES

SECTION 47 THE CLICK TO CALL SERVICES The Click to Call Services are comprised of a button on the Electronic Directory associated with Advertiser’s business listing (the “Talk for Free Button”), enabled with a voice over Internet protocol (“VOIP”) calling service that provides interested end users of the Electronic Directory with the ability to initiate a personal computer to phone or phone to phone call to Advertiser, after clicking on the Advertiser’s Talk for Free Button (the “Click to Call Service”). The Talk for Free Button and the Click to Call Service

may be collectively referred to herein as the “Click to Call Services.” For purposes of this Application, the Talk for Free Button enabled with the Click to Call Service will be considered “Electronic Advertising.” I acknowledge and agree that:

(a) Publisher will be deemed to have fulfilled its obligations regarding the Click to Call Services if it includes a Talk for Free Button (enabled with the Click to Call Service) by my listing in the SuperPages.com Electronic Directory;

(b) I acknowledge and agree that if Publisher makes SuperPages.com available on or through any Additional Applications, my Talk for Free Button may or may not be included in connection therewith, in Publisher’s sole discretion. To the extent required, I grant Publisher all rights and licenses necessary to provide the services contemplated by these terms and conditions as they relate to the Click to Call Services, and to grant third parties the right, sublicense and authority to exercise all or any portion of the rights afforded Publisher, subject to terms and conditions as Publisher may deem appropriate;

(c) The Click to Call Services do not include wireline, wireless or other telephone service or equipment, and Publisher is not obligated to provide me with any software or hardware, notwithstanding anything to the contrary;

(d) Publisher’s acceptance of this Application does not obligate Publisher to provide any future versions or releases of the Click to Call Services which Publisher may make available to others during the term of this Application; nevertheless, Publisher may provide such future versions or releases of the Click to Call Services provided hereunder in its sole discretion. Such future versions or releases may not include all components of the previous version or release;

(e) Subject to Publisher’s acceptance of my Application, my payment of all applicable fees, and my further adherence to the terms and conditions of this Application and such additional rules as Publisher may promulgate from time to time, I will be able to market my products and services to interested parties who call me through the Click to Call Services after clicking on my Talk for Free Button;

(f) Notwithstanding anything to the contrary, any call attempted through the Click to Call Services may be blocked (or caused to not be completed) at any time, for any reason (including, without limitation, regulatory restrictions) in Publisher’s sole discretion (e.g., Publisher may block, or cause to be blocked, calls from certain geographic areas, calls from certain devices or through certain communications channels);

(g) Publisher has no control over the substance of the calls from end users, the volume or frequency of such calls, or the seriousness or legitimacy of the calls, and Publisher has made no representations, warranties or guarantees in that regard;

(h) Neither Publisher nor any third party as Publisher may engage to provide the Click to Call Service functionality (the “VOIP Service Provider”) will have any duty to monitor the Click to Call Services or any Advertiser’s or end user’s use thereof (or retain information relative to use thereof); however, Publisher (on behalf of itself and the VOIP Service Provider) reserves the right to monitor, review, retain and/or disclose any information as necessary to satisfy any applicable law, regulation, legal process or governmental request;

(i) Under no circumstances will Publisher have any obligation to provide me with information regarding end users of the Click to Call Services; and

(j) Publisher makes no warranties regarding the quality of any call placed through the Click to Call Services, and does not warrant that any call(s) attempted by end users through the Click To Call Services will be completed.

    SECTION 48 USE OF THE CLICK TO CALL SERVICES. I acknowledge and agree that I am responsible for all matters related to how I use the Click to Call Services, including without limitation, my choice of telephone service and telephone equipment. I further acknowledge, covenant and agree that:

(a) I will not resell any Click to Call Services.

(b) I will not use or permit others to use the Click to Call Services in ways that violate any local, state, national, or international law or applicable regulations, or infringe the rights of others. For example, I will not violate any laws relating to defamation, obscenity, fraud, deceptive trade practices or privacy in connection with my use of the Click to Call Services.

(c) I will not:

(i) Provide false information on my Application or copy sheet, or fail to notify Publisher of any change in my telephone number associated with my Talk for Free Button;

(ii) Make any communications through the Click to Call Services that are unlawful, harmful, threatening, abusive, invasive of another’s privacy, harassing, defamatory, slanderous, vulgar, obscene, indecent, hateful, racist, embarrassing or otherwise objectionable to any other person or entity as determined by Publisher in its sole discretion;

(iii) Engage in any other conduct that inhibits any other person from using or enjoying the SuperPages.com website and/or the Click to Call Services; or

(iv) Use the Click to Call Services in any other manner that, in Publisher’s sole discretion, is inconsistent with the purpose of the Click to Call Services.